CONTACT:	Bruce Zurlnick	Leigh Parrish/Caren Barbara
	Senior Vice President and	Media Contact: Samantha Cohen
	Chief Financial Officer	Financial Dynamics
	Finlay Enterprises, Inc.	(212) 850-5600
(212) 808-2800

FOR IMMEDIATE RELEASE

FINLAY ENTERPRISES REPORTS FIRST QUARTER RESULTS

New York, NY, May 28, 2008 -- Finlay Enterprises, Inc. (NASDAQ: FNLY), a leading retailer of fine jewelry operating luxury stand-alone specialty jewelry stores and licensed fine jewelry departments in department stores throughout the United States, announced today its financial results for the first quarter of fiscal 2008. Results from the prior year period ended May 5, 2007 exclude from continuing operations the results from Parisian stores that closed in fiscal 2007, which have been classified as discontinued operations in accordance with generally accepted accounting principles (GAAP).

Sales for the first quarter increased 25.9% to $205.1 million compared to $162.9 million in the comparable period of 2007. Specialty jewelry stores consisting of Carlyle, Congress, and Bailey Banks & Biddle, which was acquired in November 2007, contributed sales of $77.7 million for the first quarter, as compared to $27.2 million for the same period last year. Comparable store sales (stores open for the same months during the comparable period) for the first quarter decreased 4.5%.

For the thirteen weeks ended May 3, 2008, the Company reported a loss from continuing operations of $11.0 million, or $1.19 per share, compared to a loss of $7.8 million, or $0.86 per share, in the thirteen week period ended May 5, 2007. Loss from operations before depreciation and amortization expenses (EBITDA) for the first quarter totaled $3.9 million, compared to a loss of $1.4 million in the prior year period. See Reconciliation of EBITDA in the attached tables.

Income from discontinued operations for the thirteen weeks ended May 5, 2007 totaled $0.1 million, or $0.02 per diluted share and net loss on a consolidated basis including discontinued operations totaled $7.6 million, or $0.84 per share.

Arthur E. Reiner, Chairman and Chief Executive Officer of Finlay Enterprises, Inc. commented, “Our business was impacted by ongoing macro economic challenges and weak consumer confidence during the first quarter of 2008. Although the sales for our Bailey Banks & Biddle business in the first quarter were lower than planned, our May sales trend has reinforced our belief that the initiatives we are in the process of implementing will translate into improved results. In light of the current difficult environment, we have continued to conservatively manage our business and have taken a disciplined approach to controlling our expenditures. Further, we are carefully monitoring our inventory levels so that we may maximize our cash flow. This resulted in higher than anticipated excess availability under our revolving credit facility in the first quarter.”

Fiscal Year 2008 Outlook

The Company affirms its outlook for fiscal year 2008 as previously announced in its fourth quarter 2007 earnings release on April 2, 2008. It continues to anticipate sales for fiscal 2008 to be approximately $1 billion and comparable store sales growth for the year to be approximately flat to positive 1%. The Company continues to project a net loss per share in the range of $1.15 to $1.35, excluding one-time anticipated severance and accelerated depreciation charges associated with the Macy’s and Lord & Taylor store group closings. Including these charges, the Company projects net loss per share to range from $1.40 to $1.60.

Conference Call

The Company’s management will host a conference call to review results and answer questions. The conference call will be held today, May 28, 2008, at 10:00 a.m. Eastern Time. A live broadcast of the call will be available on the Company’s website http://www.finlayenterprises.com and will remain available for approximately 90 days.

Finlay Enterprises, Inc., through its wholly-owned subsidiary, Finlay Fine Jewelry Corporation, is one of the leading retailers of fine jewelry operating luxury stand-alone specialty jewelry stores and licensed fine jewelry departments in department stores throughout the United States and achieved sales of $835.9 million in fiscal 2007. The number of locations at the end of the first quarter of fiscal 2008 totaled 781, including 67 Bailey Banks & Biddle, 35 Carlyle and five Congress specialty jewelry stores.

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on Finlay’s current expectations and beliefs, are not a guarantee of future performance and involve known and unknown risks, uncertainties and other factors. Actual results, performances or achievements may differ materially from those contained in, or implied by, these forward-looking statements, depending upon a variety of factors including, in particular, the risks and uncertainties described in Finlay’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by Finlay or any other person that the events or circumstances described in such statement are material.

- financial tables follow -

FINLAY ENTERPRISES, INC.
Consolidated Statements of Operations and other information
(in thousands, except share and per share data)
(unaudited)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	May 3, 2008		May 5, 2007
Sales	$205,112	100.0%	$162,871	100.0%
Cost of sales	112,982	55.1	86,505	53.1
Gross margin	92,130	44.9	76,366	46.9
Selling, general and administrative expenses	96,023	46.8	77,779	47.8
Depreciation and amortization	4,978	2.4	3,543	2.2
Loss from operations (1)	(8,871)	(4.3)	(4,956)	(3.1)
Interest expense, net	8,775	4.3	6,078	3.7
Loss from continuing operations before income taxes	(17,646)	(8.6)	(11,034)	(6.8)
Benefit for income taxes	(6,635)	(3.2)	(3,281)	(2.0)
Loss from continuing operations	(11,011)	(5.4)	(7,753)	(4.8)
Discontinued operations, net of tax	-	-	149	0.1
Net loss	$(11,011)	(5.4)%	$(7,604)	(4.7)%

Loss from continuing operations per share applicable to common shares:
- Basic net loss per share	$(1.19)		$(0.86)
- Diluted net loss per share	$(1.19)		$(0.86)

Discontinued operations:
- Basic net income per share	$-		$0.02
- Diluted net income per share	$-		$0.02

Net loss per share applicable to common shares:
- Basic net loss per share	$(1.19)		$(0.84)
- Diluted net loss per share	$(1.19)		$(0.84)

Weighted average share and share equivalents outstanding:
- Basic	9,223,784		9,052,477
- Diluted	9,223,784		9,052,477

Other information: EBITDA (2)	$(3,893)		$(1,413)

Reconciliation of EBITDA:
Loss from operations	$(8,871)		$(4,956)
Add: Depreciation and amortization	4,978		3,543
EBITDA	$(3,893)		$(1,413)

(1)
Included in continuing operations for the first quarter of fiscal 2008 are pre-tax charges totaling $0.9 million, or $0.06 per share, associated with severance for field personnel and accelerated depreciation in conjunction with the Macy’s and Lord & Taylor anticipated store closings at the end of the current fiscal year.

(2)
EBITDA, a non-GAAP financial measure, represents income (loss) from operations before depreciation and amortization expenses. The Company believes EBITDA provides additional information for determining its ability to meet future debt service requirements. EBITDA should not be construed as a substitute for net income or cash flow from operating activities (all determined in accordance with GAAP) for the purpose of analyzing Finlay’s operating performance, financial position and cash flow as EBITDA is not defined by generally accepted accounting principles. Finlay has presented EBITDA, however, because it is commonly used by certain investors to analyze and compare companies on the basis of operating performance and to determine a company’s ability to service and/or incur debt. Finlay’s computation of EBITDA may not be comparable to similar titled measures of other companies.

FINLAY ENTERPRISES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	May 3, 2008 (1)	May 5, 2007
Assets

Cash	$5,390	$2,952
Accounts receivable	30,030	32,065
Inventory	601,270	437,828
Other current assets	11,253	5,858
Total current assets	647,943	478,703

Fixed assets, net	71,817	54,940
Other assets	26,671	15,506
Total assets	$746,431	$549,149

Liabilities and Stockholders’ Equity

Short-term borrowings	$297,613	$92,813
Accounts payable	65,881	63,808
Other current liabilities	71,608	68,044
Total current liabilities	435,102	224,665
Long-term debt	200,000	200,000
Deferred income taxes and other non-current liabilities	8,543	9,730
Total liabilities	643,645	434,395
Total stockholders’ equity	102,786	114,754
Total liabilities and stockholders’ equity	$746,431	$549,149

(1)	The balance sheet as of May 3, 2008 includes the assets and liabilities of Bailey Banks & Biddle, which was acquired on November 9, 2007.

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